UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Volterra Semiconductor Corporation

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VOLTERRA SEMICONDUCTOR CORPORATION
3839 Spinnaker Court
Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 30, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Volterra Semiconductor Corporation, a Delaware corporation. The meeting will be held on Wednesday, May 30, 2007 at 9:00 a.m. local time at the Fremont Marriott, 46100 Landing Parkway, Fremont, California, for the following purposes:

1. To elect three directors to hold office until the 2010 Annual Meeting of Stockholders.

2. To consider a Company proposal to approve an amendment and restatement of the 2004 Non-Employee Directors’ Stock Option Plan, to increase the number of shares granted to new non-employee directors and pursuant to annual grants to existing non-employee directors. The Company is not proposing to increase the number of shares authorized for issuance under such plan.

3. To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of Volterra for its fiscal year ending December 31, 2007.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 2, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Greg Hildebrand
Secretary

Fremont, California
April 24, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Proposal 1 Election of Directors
Report of the Audit Committee of the Board of Directors
Proposal 2 Approval of the 2004 Non-Employee Directors’ Stock Option Plan, as Amended
Proposal 3 Ratification of Selection of Independent Registered Public Accounting Firm
Executive Officers
Security Ownership of Certain Beneficial Ownership and Management
Executive Compensation Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Grants of Plan Based Awards
Outstanding Equity Awards at Fiscal Year-End
Options Exercised and Stock Vested
Pension Benefits and Nonqualified Deferred Compensation
Director Compensation
Director Summary Compensation Table
Certain Relationships and Related Transactions
Householding of Proxy Materials
Other Matters

VOLTERRA SEMICONDUCTOR CORPORATION
3839 Spinnaker Court
Fremont, California 94538

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

May 30, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Volterra Semiconductor Corporation (sometimes referred to as the “Company” or “Volterra”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Volterra intends to mail this proxy statement and accompanying proxy card on or about April 24, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2007 will be entitled to vote at the annual meeting. On this record date, there were 24,488,744 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 2, 2007 your shares were registered directly in your name with Volterra’s transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 2, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three directors;

•	Approval of certain changes to our 2004 Non-Employee Directors’ Stock Option Plan, as described herein; and

•	Ratification of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

How do I vote?

For Proposal No. 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal No. 2, the approval of an amendment to our 2004 Non-Employee Directors’ Stock Option Plan, you may vote “For” or “Against” or abstain from voting. For Proposal No. 3, the ratification of the selection by the Audit Committee of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Volterra. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 2, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director, “For” the amendment of our 2004 Non-Employee Directors’ Stock Option Plan, as described herein, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Volterra’s Secretary at 3839 Spinnaker Court, Fremont, CA 94538.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2007, to Volterra’s Secretary at 3839 Spinnaker Court, Fremont, CA 94538. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on March 31, 2008 nor earlier than the close of business on March 1, 2008. You are also advised to review Volterra’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Volterra’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.

How many votes are needed to approve each proposal?

•	For Proposal No. 1, the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the approval of an amendment and restatement of the 2004 Non-Employee Directors’ Stock Option Plan, as described herein, must receive a “For” vote from the majority of shares voting either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, the ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date (April 2, 2007), there were 24,488,744 shares outstanding and entitled to vote. Thus, assuming all such shares remain outstanding on the date of the annual meeting, 12,244,373 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

Proposal 1

Election of Directors

Volterra’s Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board presently has seven members. There are three directors in the class whose term of office expires in 2007: Alan King, Jeffrey Staszak and Edward Winn.

Each of the three nominees listed below is currently a director of the Company who was recommended for election to the Board by the Nominating and Corporate Governance Committee of the Board. Proxies may not be voted for a greater number of persons than the number of nominees named. Mr. King was previously elected as a director by the Board in 1996, Mr. Staszak was previously elected as a director by the Board in 2000 and Mr. Winn was previously elected as a director by the Board in 2004. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the annual meeting. In 2006, the following directors attended the annual meeting of stockholders: Alan King, Mel Friedman, Christopher Paisley, Jeffrey Staszak, Anthony Stratakos and Edward Winn.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting

Alan King

Mr. Alan King, age 71, has been our Chairman of the Board since October 1997 and a member of our Board since November 1996. Mr. King served as our Chief Executive Officer from November 1996 to August 2000. From September 1991 to November 1994, Mr. King served as President and Chief Executive Officer of Silicon Systems, Inc., a semiconductor company then affiliated with TDK Corporation. From September 1986 to September 1991, Mr. King served as President and Chief Executive Officer of Precision Monolithics, Inc., a semiconductor company. Mr. King holds a B.S. in Engineering from the University of Washington.

Jeffrey Staszak

Mr. Jeffrey Staszak, age 54, joined Volterra as our President and Chief Operating Officer in March 1999, and has been our Chief Executive Officer since August 2000 and a member of our Board since April 2000. Prior to joining Volterra, Mr. Staszak was Senior Vice President in the Storage Products Group of Texas Instruments Inc., a semiconductor company, from July 1996 to March 1999. From May 1993 to July 1996, Mr. Staszak served as Senior Vice President and General Manager of the Storage Products Division of Silicon Systems, Inc., a semiconductor company then affiliated with TDK Corporation. Mr. Staszak holds a B.S. in Industrial Technology from the University of Wisconsin — Stout and an M.B.A. from Pepperdine University.

Edward Winn

Mr. Edward Winn, age 68, has been a member of our Board since April 2004. From March 1992 to January 2000, Mr. Winn served in various capacities at TriQuint Semiconductor, Inc., a semiconductor company, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer. From 1985 to 1992, Mr. Winn served in various capacities at Avantek, Inc., a microwave component and subsystem company, most recently as Product Group Vice President. Mr. Winn serves as chairman of the board of directors of Endwave Corporation, a radio frequency subsystem company. Mr. Winn received a B.S. in Physics from Rensselaer Polytechnic Institute and an M.B.A. from Harvard Business School.

The Board of Directors Recommends
a Vote in Favor of each Named Nominee

Directors Continuing in Office Until the 2008 Annual Meeting

Edward Ross

Dr. Edward Ross, age 65, has been a member of our Board since May 2004. From January 2005 to December 2005, Dr. Ross served as the President Emeritus of TSMC North America, the U.S. subsidiary of Taiwan Semiconductor Manufacturing Company Ltd., a semiconductor manufacturer. From March 2000 to December 2004, he was the President and Chief Executive Officer of TSMC North America. From July 1998 to March 2000, Dr. Ross was Senior Vice President of the Professional Services Group at Synopsys, Inc., a semiconductor design software company. From September 1995 to July 1998, he served as President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer. Dr. Ross is a member of the board of directors of California Micro Devices Corporation, a semiconductor company, and Open Silicon, Inc., a privately held semiconductor company. Dr. Ross holds a B.S.E.E. from Drexel University and an M.S.E.E., M.A. and Ph.D. from Princeton University.

Anthony Stratakos

Dr. Anthony Stratakos, age 36, co-founded Volterra and has been our Vice President of Advanced Research and Development and Chief Technology Officer since October 1997 and a member of our Board since September 1996. From August 1996 to October 1997, Dr. Stratakos led our product development efforts. Dr. Stratakos holds a B.S.E.E. and an M.S.E.E. from Johns Hopkins University and a Ph.D. in electrical engineering from the University of California at Berkeley.

Directors Continuing in Office Until the 2009 Annual Meeting

Mel Friedman

Mr. Mel Friedman, age 68, has been a member of our Board since May 2004. From July 2002 to December 2003, Mr. Friedman served as a consultant to Sun Microsystems, Inc., a network computing company. Mr. Friedman retired as Senior Vice President of Customer Advocacy at Sun Microsystems in July 2002 after serving in that position since July 2000. From April 1989 to June 2000, Mr. Friedman served in several other roles for Sun Microsystems, including President of its Microelectronics Division, Vice President of Worldwide Operations for its Systems Operation, Vice President of West Coast Operations and Vice President of Supply Management. Mr. Friedman formerly held executive positions at Prime Computer, a minicomputer company, and

Apollo Computer Corp., a computer workstation company that was acquired by Hewlett-Packard Company. Mr. Friedman currently serves on the board of directors of Electroglas, Inc., a semiconductor equipment company. He holds a B.S.M.E. from City College of New York and has completed masters courses in industrial management and mechanical engineering at the Massachusetts Institute of Technology.

Christopher Paisley

Mr. Christopher Paisley, age 54, has been a member of our Board since April 2000. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University. Mr. Paisley retired from his position as Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation, a networking products company, in May 2000 after having served as an officer at 3Com since September 1985. Mr. Paisley currently serves on the board of directors of Electronics for Imaging, Inc., a printing solutions provider. Mr. Paisley holds a B.A. in Economics from the University of California at Santa Barbara and an M.B.A. from the University of California at Los Angeles.

Independence of the Board of Directors

As required under the Nasdaq stock market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board consults with the company’s counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Staszak, the President and Chief Executive Officer of the Company and Dr. Stratakos, the Company’s Vice President of Advanced Research and Development and Chief Technology Officer.

Information Regarding the Board of Directors and its Committees

The Board has established corporate governance guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and, where appropriate, to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The corporate governance guidelines set forth the practices the Board will follow with respect to: Board organization and independence of directors; committee composition; board meetings; communication with management, employees stockholders, journalists, analysts and other outside parties; retention of advisors; election and service of directors; and continuing director education. The corporate governance guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002.

Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of the Chief Financial Officer of Volterra Semiconductor Corporation at 3839 Spinnaker Court, Fremont, CA 94538. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2006 for each of the Board committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

Mel Friedman	X				X
Alan King					X	*
Christopher Paisley	X	*	X
Edward Ross			X	*	X
Jeffrey Staszak
Anthony Stratakos
Edward Winn	X		X
Total meetings in fiscal year 2006	11		5		6

*	Committee Chairperson

Below is a description of each committee of the Board. Each of the Audit and Compensation Committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

•	evaluating the performance of our independent auditor, assessing their qualifications and independence, and determining and approving their engagements;

•	reviewing our annual financial statements, discussing with management and our independent auditor the results of our annual audit, and discussing with management and our auditor the results of the auditors’ review of our quarterly financial statements;

•	reviewing with management and our auditor significant issues that arise regarding accounting principles and financial statement presentation;

•	reviewing and discussing with management and our independent auditor, as appropriate, our guidelines and policies with respect to risk assessment and risk management;

•	reviewing with our independent auditor any significant difficulties with our annual audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any;

•	reviewing with our independent auditor and management any conflicts or disagreements between management and our independent auditor regarding financial reporting or accounting practices or policies and resolving any such conflicts regarding financial reporting;

•	conferring with our independent auditor and management regarding the scope, adequacy and effectiveness of our internal financial reporting controls; and

•	reviewing and approving related-party transactions and reviewing other issues arising under our Code of Conduct or similar policies.

Three directors currently comprise the Audit Committee: Messrs. Paisley, Friedman and Winn. Mr. Paisley serves as chairperson. The Audit Committee met eleven times during 2006. The Board has adopted a written Audit

Committee Charter, which can be found at the Governance — Committee Composition section of our corporate website at http://investors.volterra.com.

The Board has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Mr. Paisley qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of Mr. Paisley’s level of knowledge and experience based on a number of factors, including his formal education and experience as the chief financial officer of a public company.

Compensation Committee

The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for the Company. For this purpose, the Compensation Committee performs several functions, including:

•	reviewing and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation policies, plans and programs for our executive officers and other senior management, as well as our overall compensation plans and structure;

•	recommending to our Board the compensation for our independent directors; and

•	administering our stock plans and employee benefit plans.

The Company also has a Non-Officer Stock Option Committee, which is a sub-committee of the Compensation Committee and is composed of the Company’s Chief Executive Officer, Jeffrey Staszak and the Company’s Vice-President of Finance and Chief Financial Officer, Greg Hildebrand. The Non-Officer Stock Option Committee may award stock options to new employees, excluding employees who are executive officers, subject to certain guidelines approved by the Board. The Company’s policy is that all grants made by the Non-Officer Stock Option Committee are to be reviewed and ratified by the Compensation Committee at its next scheduled meetings.

Three directors currently comprise the Compensation Committee: Messrs. Paisley and Winn and Dr. Ross. Dr. Ross serves as chairperson. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met five times and acted by unanimous written consent one time during 2006. The Compensation Committee charter can be found at the Governance — Committee Composition section of our corporate website at http://investors.volterra.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for:

•	establishing criteria for board membership and reviewing and recommending nominees for election as directors;

•	considering board nominations and proposals submitted by our stockholders;

•	assessing the performance of our Board and the independence of directors;

•	recommending to the Board the chairmanship and membership of each Board committee; and

•	developing our corporate governance principles.

The Nominating and Corporate Governance Committee charter can be found at the Governance — Committee Composition section of our corporate website at http://investors.volterra.com. Three directors comprise the Nominating and Corporate Governance Committee: Messrs. King, Friedman and Ross. Mr. King serves as chairperson. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met six times during 2006.

The Nominating and Corporate Governance Committee has not established any stated specific, minimum qualifications that must be met by a candidate for a position on our Board. The Nominating and Corporate Governance Committee will consider all of the relevant qualifications of Board candidates, including such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Volterra, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders, and whether the Board candidates will be independent for Nasdaq purposes, as well as the needs of the Board and Volterra. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will also review such directors’ overall service to Volterra during their terms, and any relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. At this time, the Nominating and Corporate Governance Committee does not believe that the establishment of stated specific, minimum qualifications that must be met by a candidate for a position on our Board is necessary or appropriate. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at the 2008 Annual Meeting may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3839 Spinnaker Court, Fremont, CA 94538 at least 120 days prior to the anniversary date of the mailing of this proxy statement. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

The Board met five times and acted by unanimous written consent two times during 2006. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

Stockholder Communications with the Board of Directors

The Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, the Nominating and Corporate Governance Committee will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of Volterra’s officers, directors and employees. The Code of Conduct is available at the Governance section of the Company’s website at http://investors.volterra.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website, or as otherwise required by applicable law, rules or regulations.

Report of the Audit Committee of the Board of Directors1

The Audit Committee of the Board currently consists of three members: Messrs. Paisley, Friedman and Winn. Mr. Paisley serves as Chairperson of the Audit Committee. All members of Volterra’s Audit Committee are independent (as independence is defined in Rules 4200(a)(15) and 4350(d) of the Nasdaq listing standards).

The Audit Committee oversees Volterra’s corporate accounting and financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid thereto, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Volterra’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Volterra, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Volterra’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of Volterra’s internal controls and the overall quality of Volterra’s financial reporting. The Audit Committee held eleven meetings during the fiscal year ended December 31, 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 3, KPMG LLP as Volterra’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE

Christopher Paisley, Chairperson
Mel Friedman
Edward Winn

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 2

Approval of the 2004 Non-Employee Directors’ Stock Option Plan, as Amended

On May 17, 2004, the Board adopted, and the stockholders subsequently approved, Volterra’s 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Pursuant to the terms of the Directors’ Plan, as of February 28, 2007 there were 187,500 shares of common stock reserved for issuance under the Directors’ Plan. Under Directors’ Plan, the number of shares reserved for issuance will be increased annually on December 31 of each year, from 2005 and until 2013, by no more than the number of shares of common stock subject to options granted during that calendar year. The Board may act, prior to the last day of the fiscal year, to increase the share reserve by such number as the Board shall determine, which number shall be less than the amount described above.

As of February 28, 2007 options (net of canceled or expired options) covering an aggregate of 62,500 shares of our common stock had been granted under the Directors’ Plan, and 125,000 shares of common stock (plus any shares that might in the future be returned to the Directors’ Plan as a result of cancellations or expiration of options) remained available for future grant under the Directors’ Plan as of such date.

Stockholders are requested in this Proposal 2 to approve an amendment to the Directors’ Plan, which would increase the number of shares issuable pursuant to initial grants under the Directors’ Plan from 15,600 shares to 30,000 shares, and would increase the number of shares issuable pursuant to annual grants under the Directors’ Plan from 5,625 shares per year to 10,000 shares per year. The Company is not proposing to increase the number of shares authorized for issuance under such plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors’ Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board of Directors Recommends
a Vote in Favor of Proposal 2

The essential features of the Directors’ Plan, as amended, are outlined below. This summary, however, does not purport to be a complete description of the Directors’ Plan. The Directors’ Plan is attached to this proxy statement as Appendix A. The following summary is qualified in its entirety by reference to the complete text of the Directors’ Plan.

General

The Directors’ Plan provides for the automatic grant of nonstatutory stock options in accordance with a prescribed formula. Options granted under the Directors’ Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of nonstatutory stock options.

Purpose

The Board adopted the Directors’ Plan to provide a means by which non-employee directors of Volterra may be given an opportunity to purchase our stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Volterra. Five of the current directors of Volterra are non-employee directors and are eligible to participate in the Directors’ Plan.

Administration

The Board administers the Directors’ Plan. The Board has the power to construe and interpret the Directors’ Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option except to the extent not specified in the Directors’ Plan.

Stock Subject to the Directors’ Plan

An aggregate of 187,500 shares of common stock is reserved for issuance under the Directors’ Plan. If options granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again come available for issuance under the Directors’ Plan. The number of shares reserved for issuance will be increased annually on December 31 of each year, from 2005 and until 2013, by no more than the number of shares of common stock subject to options granted during that calendar year. The Board may act, prior to the last day of the fiscal year, to increase the share reserve by such number as the Board shall determine, which number shall be less than the amount described above.

Eligibility

The Directors’ Plan provides that options may be granted only to non-employee directors of Volterra. A “non-employee director” is defined in the Directors’ Plan as a director of Volterra who is not otherwise an employee of Volterra or any affiliate.

Terms of Options

The following is a description of the terms of options under the Directors’ Plan:

Automatic Grants.  Under the Directors’ Plan, each person who is appointed or elected for the first time to be a non-employee director of Volterra is automatically granted, subject to approval of this Proposal 2, a one-time initial grant to purchase 30,000 shares of Volterra’s common stock. Additionally, on the date of each annual meeting of stockholders, each non-employee director of Volterra is automatically granted an “annual grant” to purchase 10,000 shares of Volterra’s common stock; provided that if the person has not been serving as a non-employee director for the entire period since the preceding annual meeting, then the number of shares subject to such annual grant shall be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director.

Exercise Price; Payment.  The exercise price of options shall be 100% of the fair market value of the stock subject to the option on the date of grant. Under the Directors’ Plan, the fair market value of our common stock is equal to the closing sales price as reported on the Nasdaq Global Market on the last trading day prior to the date of grant. As of February 28, 2007, the closing price of our common stock as reported on the Nasdaq Global Market was $14.08 per share.

The exercise price of options granted under the Directors’ Plan may be paid in any combination of (i) cash or check, (ii) delivery of other Volterra common stock or (iii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the exercised common stock, results in either the receipt of cash (or check) by Volterra or the receipt of irrevocable instructions to pay the aggregate exercise price to Volterra from the sales proceeds.

Option Exercise.  Options granted under the Directors’ Plan pursuant to initial grants will become exercisable in cumulative increments, with 1/3rd of the shares vesting each year over three successive years. Options granted pursuant to annual grants will vest and become exercisable in full on the day prior to the date of the first annual meeting following the date on which the grant was made. An optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option (in addition to our right to withhold from any compensation paid to the optionholder by us) by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned common stock of Volterra or by a combination of these means.

Term.  The term of options under the Directors’ Plan is seven years. Options under the Directors’ Plan terminate three months after termination of the optionholder’s service unless (i) such termination is due to the optionholder’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination, or (ii) the optionholder dies before the optionholder’s service has terminated, or within three months after termination of such service, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within 18 months of the optionholder’s death by the optionholder’s estate or by a person who acquired the right to exercise the option by bequest or inheritance. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Other Provisions.  The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as determined by the Board.

Restrictions on Transfer

Options shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the optionholder only by the optionholder. Notwithstanding the foregoing, the optionholder may, by delivering written notice to us, in a form satisfactory to us, designate a third party who, in the event of the death of the optionholder, shall thereafter be entitled to exercise the option.

Adjustment Provisions

Transactions not involving receipt of consideration by Volterra, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction, may change the class(es) and number of shares of common stock subject to the Directors’ Plan and outstanding options. In that event, the Directors’ Plan will be appropriately adjusted as to the class(es) and the maximum number of shares of common stock subject to the Directors’ Plan, and outstanding options will be adjusted as to the class(es), number of shares and price per share of common stock subject to such options.

Effect of Certain Corporate Events

The Directors’ Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of Volterra, specified types of merger, or other corporate transaction, any surviving corporation will be required to either assume options outstanding under the Directors’ Plan or substitute similar options for those outstanding under the Directors’ Plan. If any surviving corporation does not assume options outstanding under the Directors’ Plan, or substitute similar options, then the options will terminate if the optionholder does not exercise it before the change in control. In addition, in the event of a change in control, the vesting and exercisability of all initial grants outstanding under the Directors’ Plan shall be accelerated in full as of a date prior to the effective time of such change in control as the Board of Directors shall determine.

Duration, Amendment and Termination

The Board may suspend or terminate the Directors’ Plan without stockholder approval or ratification at any time or from time to time.

The Board may also amend the Directors’ Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of Volterra to the extent stockholder approval is necessary to satisfy applicable laws. The Board may submit any other amendment to the Directors’ Plan for stockholder approval.

Federal Income Tax Information

Nonstatutory stock options granted under the Directors’ Plan generally have the following federal income tax consequences.

There are no tax consequences to the optionholder or Volterra by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. If the optionholder becomes an employee, Volterra is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, Volterra will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

New Plan Benefits

The following table presents certain information with respect to options currently anticipated to be granted under the Directors’ Plan within twelve months following February 13, 2007 to all our non-employee directors as a group, assuming Proposal 2 receives the necessary stockholder approvals.

			Number of Shares
			Underlying Options
Name and Position	Dollar Value		Granted

All Non-Employee Directors as a Group	N/A	(1)	50,000	(2)

(1)	The per share exercise price of the option grants will be the closing market price on the Nasdaq Global Market on the last trading day on the date prior to the date of grant.

(2)	On the date of the 2007 Annual Meeting of Stockholders, each of the Company’s five continuing non-employee directors will automatically be granted an option to purchase 10,000 shares of our common stock. If Proposal 2 does not receive the necessary stockholder approvals, on the date of the 2007 Annual Meeting of Stockholders, each of the Company’s five continuing non-employee directors will automatically be granted an option to purchase 6,250 shares of our common stock.

Proposal 3

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited the Company’s financial statements since 1996. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2006 and December 31, 2005, by KPMG LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended
	December 31,
	2006	2005

Audit Fees	$755,000	$787,591
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$755,000	$787,591

“Audit Fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements, audit of management’s assessment and the effectiveness of our internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

“Audit-related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” No such fees were billed during fiscal 2006 or 2005.

“Tax Fees” include fees for tax compliance, tax and planning and tax advice. No such fees were billed during fiscal 2006 and 2005.

“All Other Fees” consist of fees for products and services other than the services described above. No such fees were billed during fiscal 2006 and 2005.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2006, none of the hours billed on the Company’s financial audit by KPMG LLP were provided by persons other than KPMG LLP’s full-time permanent employees.

Pre-Approval of Services

The Audit Committee has adopted procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the independent registered public accounting firm’s independence.

The Board of Directors Recommends
a Vote in Favor of Proposal 3

Executive Officers

Set forth below is information regarding our executive officers as of December 31, 2006. Information regarding our directors is set forth in “Proposal 1 — Election of Directors” presented earlier in this proxy statement.

Name	Age	Position

Jeffrey Staszak	54	President, Chief Executive Officer and Director
Greg Hildebrand	36	Vice President of Finance and Chief Financial Officer, Treasurer and Secretary
David Lidsky	40	Vice President of Design Engineering
William Numann	50	Vice President of Marketing
Anthony Stratakos	36	Vice President of Advanced Research and Development, Chief Technology Officer and Director
Craig Teuscher	39	Vice President of Sales and Applications Engineering
Daniel Wark	51	Vice President of Operations

Jeffrey Staszak

Mr. Jeffrey Staszak joined Volterra as our President and Chief Operating Officer in March 1999, and has been our Chief Executive Officer since August 2000 and a member of our Board since April 2000. Prior to joining Volterra, Mr. Staszak was Senior Vice President in the Storage Products Group of Texas Instruments Inc., a semiconductor company, from July 1996 to March 1999. From May 1993 to July 1996, Mr. Staszak served as Senior Vice President and General Manager of the Storage Products Division of Silicon Systems, Inc., a semiconductor company then affiliated with TDK Corporation. Mr. Staszak holds a B.S. in Industrial Technology from the University of Wisconsin, Stout and an M.B.A. from Pepperdine University.

Greg Hildebrand

Mr. Greg Hildebrand co-founded Volterra and has been our Treasurer since August 1996, our corporate Secretary since December 1998, and our Vice President of Finance and Chief Financial Officer since April 2004. In addition, from August 1996 to April 2004, Mr. Hildebrand held various finance and management positions at Volterra, most recently as our Director of Finance. Mr. Hildebrand holds a B.A. in Philosophy and Economics and an M.B.A. from the University of California at Berkeley.

David Lidsky

Dr. David Lidsky co-founded Volterra and has been our Vice President of Design Engineering since July 2004. Dr. Lidsky has held various positions at Volterra since August 1996, most recently as our Director of Design. Dr. Lidsky holds a B.S.E.E from the University of Massachusetts at Amherst and an M.S.E.E. and Ph.D. in electrical engineering from the University of California at Berkeley.

William Numann

Mr. William Numann joined Volterra as our Vice President of Marketing in November 2000. Prior to joining Volterra, Mr. Numann was Vice President of Standard Products of Supertex, Inc., a semiconductor company, from October 1997 to October 2000. From June 1985 to September 1997, Mr. Numann served as Product Marketing and Applications Director at Siliconix, Inc., a semiconductor company. Mr. Numann holds a B.S.E.E. and an M.B.A. from Rensselaer Polytechnic Institute.

Anthony Stratakos

Dr. Anthony Stratakos co-founded Volterra and has been our Vice President of Advanced Research and Development and Chief Technology Officer since October 1997 and a member of our Board since September 1996. From August 1996 to October 1997, Dr. Stratakos led our product development efforts. Dr. Stratakos holds a

B.S.E.E. and an M.S.E.E. from Johns Hopkins University and a Ph.D. in electrical engineering from the University of California at Berkeley.

Craig Teuscher

Dr. Craig Teuscher co-founded Volterra and has been our Vice President of Sales and Applications Engineering since January 2003. From September 1996 to May 2005, Dr. Teuscher also served as a member of our Board. From July 1998 to January 2003, Dr. Teuscher served as our Director of Applications Engineering. Dr. Teuscher holds a B.S.E.E. from Princeton University and an M.S.E.E. and Ph.D. in electrical engineering from the University of California at Berkeley.

Daniel Wark

Mr. Daniel Wark joined Volterra as our Vice President of Operations in September 2000. Prior to joining Volterra, Mr. Wark was Vice President, Operations of Pericom Semiconductor Corporation, a semiconductor company, from April 1996 to September 2000. From May 1983 to December 1995, Mr. Wark held various positions at Linear Technology Corporation, a semiconductor company, most recently as Director of Corporate Services. Other positions that Mr. Wark held at Linear included Managing Director of its Singapore subsidiary, Linear Technology.

Security Ownership of
Certain Beneficial Ownership and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as of December 31, 2006 as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated, the address for each listed beneficial owner is c/o Volterra Semiconductor Corporation, 3839 Spinnaker Court, Fremont, CA 94538.

	Amount and Nature of
	Beneficial Ownership(1)
		Options
		Exercisable
	Number of	Within 60	Percent of
Name and Address of Beneficial Owner	Shares	Days	Class (%)

FMR Corp.	3,645,438	—	13.0%
82 Devonshire Street Boston, MA 92109
William Blair & Company, LLC	3,370,287	—	12.1%
222 W. Adams Street Chicago, IL 60606
Entities affiliated with Waddell & Reed Investment Management Company	2,453,267	—	9.1%
6300 Lamar Avenue Overland Park, KS 66202
Schroder Investment Management North America, Inc.	1,752,582	—	6.7%
875 Third Avenue, 21st Floor New York, NY 10022
Arbor Capital Management LLC	1,247,200	—	4.8%
One Financial Plaza 120 South Sixth Street Suite 1000 Minneapolis, MN 55402
Anthony Stratakos(2)	705,125	402,551	4.5%
Alan King(3)	887,000	2,734	3.6%
Jeffrey Staszak(4)	139,443	732,062	3.5%
David Lidsky	504,000	128,125	2.6%
Craig Teuscher(5)	450,867	154,687	2.5%
Greg Hildebrand(6)	482,817	42,843	2.1%
William Numann	18,420	158,750	*
Dan Wark	25,738	155,265	*
Christopher Paisley	0	45,546	*
Edward Ross	6,250	16,921	*
Edward Winn	0	21,171	*
Mel Friedman	400	19,921	*
All executive officers and directors as a group (12 persons)	3,220,060	1,880,576	19.4%

*	Less than one percent.

(1)	This table is based upon information supplied by officers and directors. With respect to the principal stockholders, the number of shares is based on holdings as of February 28, 2007 as reported to the SEC on Schedules 13G. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,474,484 shares outstanding on February 28, 2007, adjusted as required by rules promulgated by the SEC.

(2)	Includes 10,250 shares held by Dr. Stratakos’ wife.

(3)	Consists of shares held by the King Trust of 1986, of which Mr. King is a co-trustee.

(4)	Includes 135,000 shares held by the Staszak Family Living Trust, of which Mr. Staszak is a co-trustee.

(5)	Includes 500 shares held by Dr. Teuscher’s wife.

(6)	Includes 50,000 shares held by the 2006 Charitable Remainder Trust UAD 12/11/2006, of which Mr. Hildebrand is the sole trustee.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2006.

Number of Securities
Remaining Available for
	Number of Securities to be		Issuance Under Equity
	Issued Upon Exercise of	Weighted-Average Exercise	Compensation Plans
	Outstanding Options,	Price of Outstanding	(Excluding Securities
	Warrants and Rights	Options, Warrants and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,274,124	$8.90	5,114,962	(1)(2)
Equity compensation plans not approved by security holders	—	—	—

Total	5,274,124		5,114,962

(1)	Under the 2004 Equity Incentive Plan, the number of authorized shares will be increased annually on December 31 of each year, from 2005 until 2013, by 5% of the number of fully-diluted shares of common stock outstanding; provided, however, that the Board may designate a smaller number of shares by which the authorized number of shares will be increased on such dates. Under the 2004 Non-Employee Directors’ Stock Option Plan, the number of authorized shares will be increased annually on December 31 of each year, from 2005 and until 2013, by no more than the number of shares of common stock subject to options granted during that calendar year. Under the 2004 Employee Stock Purchase Plan, the number of authorized shares will be increased on December 31 of each year, from 2005 until 2013, by the lesser of 1,000,000 shares of common stock or 1.75% of the fully-diluted number of shares of common stock outstanding; provided, however, that the Board may designate a smaller number of shares by which the authorized number of shares will be increased on such dates.

(2)	Includes 1,203,032 shares available for issuance under the 2004 Employee Stock Purchase Plan.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all

Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

Compensation Discussion and Analysis

This section discusses the material principles underlying our compensation policies and decisions regarding our Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers (the “named executive officers”) and the most important factors relevant to an analysis of these policies and decisions. It is intended to provide qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section

Overview of Compensation Program

Our Compensation Committee (the “Committee”) is responsible for establishing and implementing Volterra’s overall compensation plans and structure, including our equity and bonus compensation program for our named executive officers. The Committee, with input from our Chief Executive Officer and an independent compensation consultant retained by the Committee, strives to create pay-for-performance compensation packages for the named executive officers that are fair and reasonable, that align the named executive officer’s long term interests with the interests of Volterra’s stockholders and that reward the individual’s contributions to Volterra’s success. The Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Committee is comprised of Christopher Paisley, Edward Ross and Edward Winn.

The Committee annually performs a strategic review of our named executive officers’ cash compensation and equity holdings to determine whether they adequately compensate and motivate our named executive officers. The Committee’s most recent review occurred in January 2007, to establish base salary and stock option grants for 2007 and to review cash bonus plan awards under the 2006 Management Bonus Plan. Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer and Chief Financial Officer. For compensation decisions, including decisions regarding the grant of equity compensation to named executive officers (other than our Chief Executive Officer), the Committee typically considers the recommendations of our Chief Executive Officer and our independent compensation consultant. In setting compensation for named executive officers, in addition to reviewing such person’s performance, the Committee also considers the recent financial performance of the company, including net revenue, gross margin and operating income results, excluding the impact of stock-based compensation charges, in light of our current operating plan and prior year results.

Compensation Objectives and Philosophy

Our compensation program is designed to attract and retain the high quality, focused executive officers that we need to drive Volterra’s continued growth and success. To achieve these goals, we have implemented an executive compensation program consisting of base salary, equity incentive compensation and a discretionary, performance-based cash bonus plan. We believe that these core compensation elements provide a clear and direct link between the named executive officer’s performance, and our goal of continuing Volterra’s growth, improving its financial performance and increasing stockholder value. In addition, we provide our executive officers with benefits that are generally available to our salaried employees. At this time, we do not believe that additional compensation such as material perquisites, severance benefits or other types of equity programs are necessary or appropriate in achieving our goals, but we acknowledge that as Volterra continues to grow, the company may be required to incorporate these features into its compensation program.

Our total cash compensation typically has fallen below the median levels for executive officers in comparable companies, but we believe the value of our equity compensation has allowed our total package to remain competitive in our industry. While our determination of base salaries and annual management bonus plan awards recognizes the individual contributions of our executive officers in assisting Volterra achieve its financial and operational goals, we want to maintain the named executive officers’ focus on the long-term performance of Volterra and the creation of stockholder value by emphasizing the equity component of compensation.

The Committee reviews and takes into account the industry and broader compensation surveys for guidance in establishing compensation levels, but we do not believe Volterra’s business and operations have matured to the point where the adoption of formal benchmarking practices or formulaic limitations is appropriate. As Volterra continues to grow and mature, the Committee’s primary focus is to create the proper incentives needed to satisfy our corporate objectives, and recognize that we must retain the flexibility to exceed or fall below industry or artificial benchmarks for any given named executive officer, as needed to achieve such objectives. All of our named executive officers are subject to the same elements of compensation as the other named executive officers. As described below, we have a few differences in the bonus criteria for two named executive officers, given the unique nature and function of their positions.

Setting Executive Compensation

For our named executive officers, discussions of base salaries, option grants and target management bonus plan awards for 2006 commenced at the end of 2005 and were approved in the beginning of 2006. Management bonus plan awards for 2006 were finalized in early 2007 at the time the Committee reviewed and established compensation levels for 2007.

In order to tailor our compensation program to reflect the contributions of the individual officers, the Committee works closely with the Chief Executive Officer to better understand the individual strengths and contributions of each named executive officer to Volterra. As described below, the Committee also has retained an independent compensation consultant to educate the Committee and management on recent trends in executive compensation and to provide comparative compensation data, but ultimately the Committee relies on its collective experience and judgment in establishing salary levels, equity grants and management bonus plan awards. The Committee does not delegate any of its functions to others and retains the authority and responsibility for approving compensation packages.

In 2004, the Committee retained the services of Meyercord & Associates, an independent compensation consultant, to review the compensation packages for our named executive officers and to periodically report to the Committee on trends and new developments in compensation practices. The compensation consultant proposed target salary ranges for the Company, based in part on the median compensation packages for executive officers from a peer group of 17 companies, with similar revenues and market capitalizations:

Anadigics, Inc.	Atheros Communications, Inc.	California Micro Devices Corp.
Catalyst Semiconductor, Inc.	Centillium Communications, Inc.	Exar Corporation
Hi/fn Inc	Leadis Technology, Inc.	Netlogic Microsystems, Inc.
Pericom Semiconductor Corp.	Power Integrations, Inc.	QuickLogic Corp
Sigmatel, Inc.	Sirenza Microdevices, Inc.	SIRF Technology Holdings, Inc.
Supertex Inc	Tessera Technologies, Inc.

In making compensation decisions for the 2006 fiscal year, the Committee reviewed proposed salaries in light of these salary target ranges, and determined that the target ranges continued to be appropriate and reasonable. The Committee and independent compensation consultant shall periodically review the list of peer companies, as appropriate, and will establish new target ranges in an attempt to ensure that the comparable data is relevant and up to date.

With this information as a point of reference, we reviewed the performance of our Chief Executive Officer, and approved his base salary, equity compensation and management bonus plan participation. Generally, with respect to the other Named Executive Officers, compensation is established through an iterative process between the Committee and the Chief Executive Officer, in which the Committee provides guidance to the Chief Executive Officer, and the Chief Executive Officer provides proposals and justifications for compensation packages for the Committee’s review and approval.

In response to certain recent developments affecting a number of high profile companies regarding the timing or backdating of stock option grants, the Committee determined that it was in the best interests of Volterra and its stockholders to document and formalize Volterra’s historical stock option grant practices, as previously established with input from its independent compensation consultant and outside legal counsel, to minimize the possibility of manipulating stock option grant dates or exercise prices. The Company’s documented stock option grant policy provides:

•	For new hires of Volterra employees, including executive officers, option grants shall be deemed to be made on the first business day of the first month following such executive officer’s commencement of employment.

•	Option grants relating to the officers’ annual “focal” reviews shall be made on the fourth business day following Volterra’s announcement of its fourth quarter financial results.

•	All other option grants may be made from time to time, which grants are made at the time the Committee acts.

Currently, given the simplicity of our compensation program, we do not believe it is necessary to establish policies whereby compensation granted to named executive officers may be subsequently revised or recovered by Volterra in the event of a restatement of our financial results. To the extent our compensation plan continues to evolve, we will determine whether such policies are necessary or appropriate.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for our named executive officers were:

•	base salary;

•	performance-based cash bonus plan compensation; and

•	equity incentive compensation.

We view the three components of our compensation of named executive officers as related but distinct. Although the Committee does review the aggregate total compensation represented by these components, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant. Except as described below, the Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each named executive officer’s award to attract and retain that executive officer.

Base Salary

Volterra provides our named executive officers with base salary to compensate them for services rendered during the fiscal year. Base salary ranges in 2006 for our Named Executive Officers were determined for each executive officer based on his position and responsibility, with the peer group guidance and target salary ranges provided by our independent compensation consultant. Base salary ranges in 2006 were designed to fall at or below the projected median of base salaries in our peer group, although we adjusted such salaries on an individual basis as deemed appropriate by the Committee. In setting 2006 base salaries for the named executive officers, the Committee primarily considered:

•	market trends provided by its independent compensation consultant;

•	internal review of the named executive officer’s compensation, both individually and relative to other officers; and

•	individual performance of the named executive officer.

The base salary of Mr. Staszak, our President and Chief Executive Officer, was established in light of his role in and overall responsibility for the company’s attainment of certain operating goals, as reflected in the Company’s financial success. The Committee met in an executive session to review and approve Mr. Staszak’s salary, and the Committee took into account the record revenues realized by the company and improving operating margins and gross margins achieved by the company during the past year. In 2006, Mr. Staszak’s base salary equaled $298,138, a 7% increase over his 2005 base salary of $277,823.

Based on extensive discussions with Mr. Staszak, the Committee established base salaries for our other Named Executive Officers. These amounts were determined at levels that we concluded were appropriate based upon salaries for comparable positions within the industry and the Committee’s general experience. In determining annual salary increases, the Committee took into consideration a combination of comparable salaries within the industry and within similar-sized companies, including information provided by our independent compensation consultant. The Committee did not apply specific formulas to determine increases. Generally, executive salaries were adjusted at the first pay period following the approval of the new salary levels. In 2006, the base salaries for Mr. Staszak and our other Named Executive Officers were equal to:

			Percentage (%)
	2006	2005	Increase from
Name	Base Salary	Base Salary	2005 Base Salary

Jeff Staszak	$298,138	$277,823	7%
President and Chief Executive Officer
Greg Hildebrand	$191,192	$169,066	13%
Vice President of Finance and Chief Financial Officer
David Lidsky	$195,420	$173,050	13%
Vice President of Design Engineering
William Numann	$188,133	$177,681	6%
Vice President of Marketing
Craig Teuscher	$194,546	$182,474	7%
Vice President of Sales and Applications Engineering

Performance-Based Cash Bonus Plan Compensation

For fiscal year 2006, Volterra’s Named Executive Officers were eligible to participate in an annual management bonus plan, adopted by the Committee in February 2006. The 2006 Management Bonus Plan (the “Bonus Plan”) is a cash incentive program designed to motivate and retain Volterra’s named executive officers and reward them for assisting Volterra in achieving certain financial goals for 2006. The Bonus Plan gives the Committee flexibility in establishing and modifying financial goals for Volterra, based on the net revenues, gross margin and operating income results for 2006.

Under the Bonus Plan, target bonuses were established for each named executive officer (except as noted below) in an amount equal to 30% of his base salary. In recognition of the significant responsibility our Vice President of Sales and Applications Engineering has in achieving the market success and attaining our financial goals, his target bonus was established at 40% of his base salary. Similarly, because the Chief Executive Officer has the ultimate responsibility for Volterra’s ability to meet its financial goals, his target bonus was established at 50% of his base salary.

In determining the levels of payouts under the Bonus Plan for 2006, the Committee reviewed Volterra’s financial performance for 2006, in terms of net revenue, gross margin and operating income, excluding the impact of any stock-based compensation charges. The Committee was not bound by a strict financial formula for determining the levels of bonuses to be paid to the named executive officers, but generally reviewed Volterra’s actual financial performance as compared to Volterra’s operating plan for the year and prior year results. Under the terms of the Bonus Plan, our Chief Executive Officer was eligible to receive a bonus equal to 0% to 155% of his target bonus, depending on the achievement of the financial goals established by the Committee. Unlike the other named executive officers, for which individual performance is a factor in determining the level of bonus earned, the

Committee believes the Company’s financial performance is the best proxy for measuring the performance of our Chief Executive Officer, given his overarching responsibility for Volterra’s success. Named executive officers other than our Chief Executive Officer are also eligible to receive a bonus equal to 0% to 155% of their target bonus, but such bonuses are weighted such that two-thirds of the target bonus is based on Volterra’s financial performance and one-third is based on individual performance criteria as established by our Chief Executive Officer.

The Committee reviewed Volterra’s financial performance in 2006, taking note of Volterra’s record annual revenue and operating income results, in spite of some operational challenges throughout the course of the year. Based on these results, the Committee established a total bonus pool of approximately $391,000 for Volterra’s executive officers (including officers who are not named executive officers), equal to approximately 39% of the aggregate target bonus pool. After determining the Bonus Plan award for the Chief Executive Officer, the Committee directed our Chief Executive Officer to establish, justify and recommend to the Committee for review, individual bonus amounts out of the remainder of the pool for the other Named Executive Officers, in accordance with the terms of the Bonus Plan. A small preliminary award to Named Executive Officers under the Bonus Plan was made in the second quarter of 2006, and the final awards were reviewed and approved by the Committee on February 1, 2007. The aggregate total award amounts under the Bonus Plan, and the percentage of base salary are set forth below:

		Bonus as
		Percentage
	2006 Bonus	of 2006
Name	Plan Award	Base Salary

Jeff Staszak	$56,385	19%
President and Chief Executive Officer
Greg Hildebrand	$32,846	17%
Vice President of Finance and Chief Financial Officer
David Lidsky	$57,662	30%
Vice President of Design Engineering
William Numann	$53,585	28%
Vice President of Marketing
Craig Teuscher	$88,769	46%
Vice President of Sales and Applications Engineering

Equity Incentive Compensation

Equity-based compensation provides our named executive officers with the opportunity to build an equity interest the company and to share in the potential appreciation of the value of its common stock. Stock options are granted at the “fair market value” of our common stock on the date of the grant, which under the terms of our 2004 Equity Incentive Plan, is equal to the closing price of Volterra’s common stock as listed on the Nasdaq stock market on the last trading day immediately prior to the date of grant. We do not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event, as defined in the Company’s equity compensation plans, nor do we grant stock options with a so-called “reload” feature or loan funds to executive officers to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.

The Named Executive Officers, like our other employees, are eligible to receive option grants under our 2004 Equity Incentive Plan. Volterra’s stock option program was designed to enhance the link between the creation of stockholder value and long-term executive incentive compensation, provide an opportunity for increased equity ownership by named executive officers and maintain competitive levels of total compensation. Stock options for executive officers are typically granted upon hiring or promotion or are granted in connection with an annual “focal” review process. In 2006, none of the Named Executive Officers were new hires or recent promotions and therefore received grants in connection with the annual focal review.

Stock option awards are determined based on market data and various factors relating to the responsibilities of the individual named executive officers and their expected future contributions, and are established at the end of the prior fiscal year or at the beginning of the current fiscal year. We work with our compensation consultant to get information on grant levels and vesting schedules for such grants for our named executive officers. In accordance with Volterra’s option granting policies, option grants to our named executive officers were made on February 3, 2006, the fourth business day following the announcement of the prior year’s fourth quarter results.

Options to named executive officers, including options granted as part of the annual focal reviews, have historically vested 25% per year for each of four years. In establishing vesting schedules for option grants, the Committee believes that the retention value of stock options is maximized if the annual vesting of all stock options held by such optionholder is kept at a fairly level rate on a year to year basis. However, because our Named Executive Officers have been with Volterra for a significant period of time, the Committee did recognize that the completion of vesting of earlier option grants would result in dramatic variance in the annual vesting rate for such officers. In an effort to streamline the number of option shares that vest each year, the Committee bifurcated some of the option grants for certain Named Executive Officers, to consist of an initial option grant would begin vesting and would vest in full over the fourth year following the date of grant, and in certain instances, a second grant which would vest under a standard four-year vesting schedule.

Potential Benefits upon Termination or Change-in-Control

None of our Named Executive Officers are currently entitled to payments upon termination of employment or in connection with a change in control. All options to purchase common stock issued to our Named Executive Officers may be subject to accelerated vesting upon a change of control as follows. In the event of specified corporate transactions, all outstanding options and stock appreciation rights under the 2004 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such awards, then (i) with respect to any such options and stock appreciation rights that are held by participants then performing services for us or our affiliates, the vesting and exercisability provisions of such options and stock appreciation rights will be accelerated in full and such options and stock appreciation rights will be terminated if not exercised prior to the effective date of the corporate transaction, and (ii) all other outstanding options and stock appreciation rights will be terminated if not exercised prior to the effective date of the corporate transaction. Other forms of equity awards under the 2004 Equity Incentive Plan such as stock purchase awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity (or its parent company). If such repurchase or forfeiture rights are not assigned, then such equity awards will become fully vested. Following specified change in control transactions, the vesting and exercisability of specified equity awards generally will be accelerated only if the awardee’s award agreement so specifies. The potential benefits described above are available generally to all salaried employees.

Other Compensation, Perquisites and Other Personal Benefits

Volterra does not provide its Named Executive Officers with any other compensation, material perquisites or material personal benefits. Volterra provides Named Executive Officers with benefits generally available to all employees, including life insurance premiums and subsidized gym memberships, and the aggregate annual value of these benefits does not exceed $2,500 per year.

Volterra maintains a 401(k) plan in which substantially all of its employees, including named executive officers, are entitled to participate. Employees may contribute their own funds, as salary deductions, on a pre-tax basis, up to certain specified plan limits and other government limitations. Volterra also maintains its 2004 Employee Stock Purchase Plan in which all eligible employees, including named executive officers, may purchase Volterra common stock at 85% of fair market value, subject to specified limits and conditions,.

Tax and Accounting Implications

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under our 2004 Equity

Incentive Plan, to the extent the board of directors or a committee of the board of directors granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. As noted above, Volterra’s compensation policy is primarily based upon the practice of pay-for-performance. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. However, the Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and believes that Volterra should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions, although individual exceptions may occur, in a manner consistent with the best interests of our company and our stockholders.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, Volterra began accounting for stock-based payments under its stock option plans in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123R. Under SFAS No. 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options under SFAS 123R are one of the many factors considered in the determination of stock option awards.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Compensation Committee Report2

The Compensation Committee of Volterra has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Volterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE

Edward Ross, Chairman
Christopher Paisley
Edward Winn

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our named executive officers for the fiscal year ended December 31, 2006. None of the Named Executive Officers received bonuses or stock awards in 2006, and Volterra does not offer any pension or deferred compensation plan or program to any officer, director or employee.

				Non-Equity
				Incentive
			Option	Plan
		Salary	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)
		(a)	(b)	(c)	(d)

Jeff Staszak	2006	298,138	359,221	56,385	713,744
President and Chief Executive Officer
Greg Hildebrand	2006	191,192	230,518	32,846	454,556
Vice President of Finance and Chief Financial Officer
David Lidsky	2006	195,420	202,973	57,662	456,055
Vice President of Design Engineering
William Numann	2006	188,133	201,286	53,585	443,004
Vice President of Marketing
Craig Teuscher	2006	194,546	150,749	88,769	434,064
Vice President of Sales and Applications Engineering

(1)	The amounts in column (b) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of options granted to the executive, and therefore may include options granted in prior years. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 2(j) to Volterra’s audited financial statements for the fiscal year ended December 31, 2006 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2007.

(2)	The amounts in column (c) reflect the cash awards to the named individuals under the 2006 Management Bonus Plan, which is discussed in further detail above under the heading “Performance-Based Cash Bonus Plan Compensation.”

(3)	This column (d) does not include de minimis benefits available to the Named Executive Officers, as discussed in further detail above under the heading “Other Compensation, Perquisites and Other Personal Benefits”.

Grants of Plan Based Awards

The table below summarizes the total potential payments under plan based awards and option grants to the named executive officers. The amounts reflected in columns (b), (c) and (d) are the potential payments the named executive officers were eligible to receive under the 2006 Management Bonus Plan. Total actual payments under the 2006 Management Bonus Plan are reflected in column (c) of the Summary Compensation Table, provided above. The information reflected in columns (a), (e), (f) and (g) relate to stock option grants to the named executive officers in connection with annual performance reviews, also included in the Outstanding Equity Awards at Fiscal Year End table provided below. The named executive officers did not participate in any plan based equity incentive awards, and did not receive any other stock awards in 2006.

					All Other
					Option
					Awards:	Exercise
					Number of	Price of	Grant
					Securities	Option	Date Fair
	Grant	Estimated Future Payouts Under			Underlying	Awards	Value
Name	Date	Non-Equity Incentive Awards			Options(1)	($)(2)	($)(3)
		Threshold	Target	Maximum
		($)	($)	($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)

Jeff Staszak	2/3/06	—	150,000	232,500	90,000	19.09	676,800
President and Chief Executive Officer
Greg Hildebrand	2/3/06	—	58,500	90,675	50,000	19.09	376,000
Vice President of Finance and Chief Financial Officer
David Lidsky	2/3/06	—	58,500	90,675	30,000	19.09	225,600
Vice President of Design Engineering
William Numann	2/3/06	—	57,000	88,350	50,000	19.09	376,000
Vice President of Marketing
Craig Teuscher	2/3/06	—	78,000	120,900	30,000	19.09	225,600
Vice President of Sales and Applications Engineering

(1)	The amounts in column (e) represent the number of stock options granted to the named executive officers in 2006. The vesting schedules of these options are described in the Outstanding Equity Awards at Fiscal Year-End table and related footnotes, provided below.

(2)	The exercise price for the stock options is equal to the closing sales price of Volterra’s common stock as reported on the Nasdaq Global Market on the last trading day prior to the date of grant.

(3)	The amount shown in this column is the grant date fair value of the options granted computed under SFAS 123R. Assumptions used in the calculation of this amount are included in footnote 2(j) to Volterra’s audited financial statements for the fiscal year ended December 31, 2006 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2007.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the total outstanding equity awards outstanding as of December 31, 2006 held by the Named Executive Officers. As of December 31, 2006, no Stock Awards were outstanding and held by such Named Executive Officers.

	Option Awards
				Equity
				Incentive
				Plan Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying	Option
	Unexercised	Unexercised		Unexercised	Exercise	Option
	Options	Options		Unearned	Price	Expiration
Name	(#) Exercisable	(#) Unexercisable		Options	($)	Date

Jeff Staszak	172,500	—		—	0.32	4/21/2009
President and Chief Executive	400,000	—		—	3.20	10/11/2010
Officer	33,750	3,750	(1)	—	3.20	4/22/2012
	51,562	23,438	(2)	—	5.00	1/26/2014
	39,375	50,625	(3)	—	14.76	2/2/2015
	—	72,000	(4)	—	19.09	2/2/2016
	—	18,000	(5)	—	19.09	2/2/2016
Greg Hildebrand	50,000	—		—	3.20	8/30/2010
Vice President of Finance and	22,500	2,500	(6)	—	3.20	4/22/2012
Chief Financial Officer	25,781	11,719	(7)	—	5.00	1/26/2014
	28,437	36,563	(8)	—	14.76	2/2/2015
	—	32,000	(9)	—	19.09	2/2/2016
	—	18,000	(10)	—	19.09	2/2/2016
David Lidsky	50,000	—		—	3.20	8/30/2010
Vice President of Design	22,500	2,500	(11)	—	3.20	4/22/2012
Engineering	20,625	9,375	(12)	—	5.00	1/26/2014
	13,125	16,875	(13)	—	14.76	2/2/2015
	12,500	27,500	(14)	—	11.12	8/23/2015
	—	30,000	(15)	—	19.09	2/2/2016
William Numann	58,125	—		—	3.20	11/29/2010
Vice President of Marketing	27,000	3,000	(16)	—	3.20	4/22/2012
	34,375	15,625	(17)	—	5.00	1/26/2014
	21,875	28,125	(18)	—	14.76	2/2/2015
	—	26,000	(19)	—	19.09	2/2/2016
	—	24,000	(20)	—	19.09	2/2/2016
Craig Teuscher	50,000	—		—	3.20	8/30/2010
Vice President of Sales and	22,500	2,500	(21)	—	3.20	4/22/2012
Applications Engineering	51,562	23,438	(22)	—	5.00	1/26/2014
	17,500	22,500	(23)	—	14.76	2/2/2015
	—	30,000	(24)	—	19.09	2/2/2016

(1)	1,875 shares subject to the option vested on February 1, 2007 and 1,875 shares subject to the option shall vest at each subsequent quarter until the option is fully vested.

(2)	4,687 shares subject to the option vested on January 1, 2007, and an additional 4,687 shares shall vest at each subsequent quarter until the option is fully vested.

(3)	5,625 shares subject to the option vested on February 3, 2007, and an additional 5,625 shares shall vest at each subsequent quarter until the option is fully vested.

(4)	18,000 shares subject to the option vested on February 3, 2007, and an additional 4,500 shares shall vest at each subsequent quarter until the option is fully vested.

(5)	4,500 shares subject to the option shall vest on May 3, 2009, and an additional 4,500 shares shall vest at each subsequent quarter until the option is fully vested.

(6)	1,250 shares subject to the option vested on February 1, 2007 and 1,250 shares subject to the option shall vest at each subsequent quarter until the option is fully vested.

(7)	2,344 shares subject to the option vested on January 1, 2007, and an additional 2,344 shares shall vest at each subsequent quarter until the option is fully vested.

(8)	4,062 shares subject to the option vested on February 3, 2007, and an additional 4,062 shares shall vest at each subsequent quarter until the option is fully vested.

(9)	8,000 shares subject to the option vested on February 3, 2007, and an additional 2,000 shares shall vest at each subsequent quarter until the option is fully vested.

(10)	4,500 shares subject to the option shall vest on May 3, 2009, and an additional 4,500 shares shall vest at each subsequent quarter until the option is fully vested.

(11)	1,250 shares subject to the option vested on February 1, 2007 and 1,250 shares subject to the option shall vest at each subsequent quarter until the option is fully vested.

(12)	1,875 shares subject to the option vested on January 1, 2007, and an additional 1,875 shares shall vest at each subsequent quarter until the option is fully vested.

(13)	1,875 shares subject to the option vested on January 1, 2007, and an additional 1,875 shares shall vest at each subsequent quarter until the option is fully vested.

(14)	12,500 shares subject to the option shall vest on August 25, 2007, and an additional 12,500 shares shall vest each subsequent year until the option is fully vested.

(15)	7,500 shares subject to the option shall vest on May 3, 2009, and an additional 7,500 shares shall vest at each subsequent quarter until the option is fully vested.

(16)	1,500 shares subject to the option vested on February 1, 2007 and 1,500 shares subject to the option shall vest at each subsequent quarter until the option is fully vested.

(17)	3,125 shares subject to the option vested on January 1, 2007, and an additional 3,125 shares shall vest at each subsequent quarter until the option is fully vested.

(18)	3,125 shares subject to the option vested on February 3, 2007, and an additional 3,125 shares shall vest at each subsequent quarter until the option is fully vested.

(19)	6,500 shares subject to the option vested on February 3, 2007, and an additional 6,500 shares shall vest at each subsequent quarter until the option is fully vested.

(20)	6,000 shares subject to the option shall vest on May 3, 2009, and an additional 6,000 shares shall vest at each subsequent quarter until the option is fully vested.

(21)	1,250 shares subject to the option vested on February 1, 2007, and an additional 1,250 shares shall vest at each subsequent quarter until the option is fully vested.

(22)	4,687 shares subject to the option vested on January 1, 2007, and an additional 4,687 shares shall vest at each subsequent quarter until the option is fully vested.

(23)	2,500 shares subject to the option vested on February 3, 2007, and an additional 2,500 shares shall vest at each subsequent quarter until the option is fully vested.

(24)	7,500 shares subject to the option shall vest on May 3, 2009, and an additional 7,500 shares shall vest at each subsequent quarter until the option is fully vested.

Options Exercised and Stock Vested

The table below summarizes the total stock option exercises in 2006 by our Named Executive Officers. In 2006, no Stock Awards were outstanding or held by such Named Executive Officers.

Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)

Jeff Staszak	24,000	447,854
President and Chief Executive Officer
Greg Hildebrand	—	—
Vice President of Finance and Chief Financial Officer
David Lidsky	—	—
Vice President of Design Engineering
William Numann	—	—
Vice President of Marketing
Craig Teuscher	—	—
Vice President of Sales and Applications Engineering

Pension Benefits and Nonqualified Deferred Compensation

Volterra does not provide pension benefits or any nonqualified deferred compensation to any executive officer or other employee.

Director Compensation

Volterra uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Volterra considers the significant amount of time that Directors expend in fulfilling their duties to Volterra as well as the skill-level required by Volterra of members of the Board. Two of our directors, Mr. Staszak and Dr. Stratakos, are employees of the Company.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2006, members of the Board who are not employees of Volterra are entitled to receive the following cash compensation in connection with their service on the Board of Directors and committees of the Board of Directors. These payments were made in equal quarterly installments, through the third quarter of 2006.

Annual
Compensation

Member of Board of Directors:	$15,000
Member of Audit Committee:	$2,500
Member of other Board committees:	$2,500
Audit Committee Chair:	$5,000
Chair of other Board committees:	$2,500

On August 9, 2006, the Board of Directors revised the cash compensation of the non-employee directors as follows, which payments were made effective on a pro rata basis for the fourth quarter of 2006, and shall continue in 2007.

Annual
Compensation

Member of Board of Directors:	$25,000
Member of Audit Committee:	$2,500
Audit Committee Chair:	$5,000
Chair of other Board committees:	$2,500

Non-Employee Director Stock Option Program

Under the terms of the 2004 Non-Employee Directors’ Stock Option Plan, upon being elected or appointed for the first time as a non-employee director, such person shall receive an initial grant to purchase fifteen thousand six hundred (15,600) shares of common stock, and at each annual meeting, each non-employee director shall automatically receive an annual grant to purchase six thousand two hundred fifty (6,250) shares of common stock. The initial grant shall vest in equal annual installments over a three year period, and annual grants shall vest one year after the date of grant. On May 18, 2006, the non-employee directors received an option grant to purchase 6,250 shares of common stock, at an exercise price of $14.36. Pursuant to the terms of our 2004 Non-Employee Directors’ Stock Option Plan, the exercise price of our granted options is equal to the closing price of Volterra’s common stock as listed on the Nasdaq stock market on the last trading day immediately prior to the date of grant.

As described in Proposal 2, Volterra is soliciting approval of an amendment to the 2004 Non-Employee Directors’ Stock Option Plan, to change the number of option shares issuable to non-employee directors under the initial grant from 15,600 shares to 30,000 shares and to change the number of option shares issuable to non-employee directors under the annual grants, from 6,250 shares to 10,000 shares. If approved, this change would be effective for the grants made to non-employee directors on the date of the annual meeting.

In the event that there is a specified type of change in our capital structure, such as a stock split, the number of shares reserved under the Directors’ Plan and the number of shares subject to, and exercise price of, all outstanding stock options will be appropriately adjusted.

In the event of specified corporate transactions, all outstanding options under the Directors’ Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such options, then (i) with respect to any such options held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such corporate transaction and (ii) all other such outstanding options will be terminated if not exercised prior to the effective date of the corporate transaction. In the event of specified changes in control, the vesting and exercisability of outstanding options under the Directors’ Plan granted to non-employee directors whose service has not terminated prior to such change in control, other than as a condition of such change in control, will be accelerated in full.

Director Summary Compensation Table

The table below summarizes the compensation paid by Volterra to Directors for the fiscal year ended December 31, 2006. Mr. Staszak, Volterra’s President and Chief Executive Officer, is not included in this table as he is an employee of Volterra and thus receives no compensation for his services as a Director. The compensation paid to Dr. Stratakos consists of his salary, cash bonus plan compensation and equity incentive grants in his capacity as the Company’s Vice President of Advanced Research & Development and Chief Technology Officer. The non-employee directors did not receive any stock awards and Volterra did not offer participation to the non-employee directors in any non-equity incentive plan compensation, any pension or any nonqualified deferred compensation plan or program.

	Fees Earned or	Option	All Other
Name (1)	Paid in Cash ($)	Awards ($)(2)	Compensation ($)		Total ($)
	(a)	(b)	(c)		(d)

Alan King	22,500	33,122	—		55,622
Mel Friedman	27,500	52,332	2,875	(3)	82,707
Christopher Paisley	32,500	42,192	—		74,692
Edward Ross	27,500	52,332	—		79,832
Anthony Stratakos	—	80,057	221,054	(4)	301,111
Edward Winn	27,500	51,820	—		79,320

(1)	As of December 31, 2006, the non-employee directors held options to purchase shares of Volterra’s common stock, in the following amounts: Alan King: 12,500; Mel Friedman: 37,500; Christopher Paisley: 60,000; Edward Ross: 34,500; and Edward Winn: 37,500. As of December 31, 2006, Dr. Stratakos held options to purchase 442,500 shares of Volterra’s common stock.

(2)	The amounts in column (b) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of options granted to the executive, and therefore may include options granted in prior years. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in footnote 2(j) to Volterra’s audited financial statements for the fiscal year ended December 31, 2006 included in Volterra’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2007.

(3)	Consists of partial reimbursements for continuing director education.

(4)	Consists of Dr. Stratakos’ 2006 salary as an employee of the Company, equal to $188,116, and cash payments under the Company’s 2006 Management Bonus Plan, equal to $32,938. Dr. Stratakos does not receive any other payment in connection with his role as a director of the Company. This amount also does not include de minimis benefits generally available to executive officers, including the named executive officers.

Compensation Committee Interlocks and Insider Participation

As previous noted, our Compensation Committee consists of Messrs. Ross, Paisley, and Winn. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Certain Relationships and Related Transactions

Director and Officer Indemnification

In addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, we have entered, and we intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or executive officer in any action or proceeding arising out of his service as a director, officer, employee or other agent of Volterra or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Certain Business Relationships

Edward Ross, a member of our Board, served until December 2004 as President and Chief Executive Officer of TSMC North America, the U.S. subsidiary of Taiwan Semiconductor Manufacturing Company, Ltd., or TSMC. From January 2005 to December 2005, Dr. Ross served as President Emeritus of TSMC. TSMC is one of our principal semiconductor foundries. In 2006, we made payments to TSMC in the amount of $22.8 million. We believe that our transactions with TSMC were on terms no less favorable than could be obtained from other semiconductor foundries.

Policies and Procedures for Related Party Transactions

The company has adopted a Code of Conduct which generally describes the Company’s policy relating to conflicts of interest. In an effort to further avoid conflicts of interests with our executive officers or directors, or the appearance of such a conflict, the Company has also adopted a Related Persons Transactions Policy applicable to them. Under such Related Party Transactions Policy, a “related person transaction” is described as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company and any “related person” are, were or will be participants in which the amount involved exceeds $120,000, unless such transaction is not required to be disclosed under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. Under such policy, the Company shall gather information relating to the immediate family members of the officers and directors, to determine whether there are any transactions or proposed transactions that must be approved or ratified. Under the policy, upon learning of a proposed related party transaction, the Company shall submit the terms of such transaction to the Audit Committee for consideration. The Audit Committee will determine, in light of known circumstances at the time, whether such transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as determined by the Audit Committee in its good faith exercise of its discretion.

The Committee has determined that the Company has not entered into any transactions that are considered Related Party Transactions.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Volterra Semiconductor Corporation stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Investor Relations, Volterra Semiconductor Corporation, 3839 Spinnaker Court, Fremont, CA 94538. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Greg Hildebrand
Secretary

April 24, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Volterra Semiconductor Corporation, 3839 Spinnaker Court, Fremont, CA 94538.

APPENDIX A

VOLTERRA SEMICONDUCTOR CORPORATION

2004 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
ADOPTED: MAY 17, 2004
APPROVED BY STOCKHOLDERS: JUNE 18, 2004
AMENDED BY THE BOARD OF DIRECTORS: MAY 17, 2006
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: MAY 18, 2006
AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 13, 2007

1.  Purposes.

(a) Eligible Option Recipients.  The persons eligible to receive Options are the Non-Employee Directors of the Company.

(b) Available Options.  The purpose of the Plan is to provide a means by which Non-Employee Directors may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Nonstatutory Stock Options.

(c) General Purpose.  The Company, by means of the Plan, seeks to retain the services of its Non-Employee Directors, to secure and retain the services of new Non-Employee Directors and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.  Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Accountant” means the independent public accountants of the Company.

(b) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(c) “Annual Grant” means an Option granted annually to all Non-Employee Directors who meet the specified criteria pursuant to Section 6(b).

(d) “Annual Meeting” means the annual meeting of the stockholders of the Company.

(e) “Board” means the Board of Directors of the Company.

(f) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).

(g) “Change In Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Optionholder shall supersede the foregoing definition with respect to Options subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Volterra Semiconductor Corporation, a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who (i) is engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services or (ii) is serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Optionholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s service with the Company or an Affiliate, shall not terminate an

Optionholder’s Continuous Service. For example, a change in status from a Non-Employee Director of the Company to a Consultant of an Affiliate or an Employee of the Company will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Option only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Optionholder’s leave of absence.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Director” means a member of the Board of Directors of the Company.

(o) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(p) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q) “Entity” means a corporation, partnership or other entity.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 14, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(u) “Initial Grant” means an Option granted to a Non-Employee Director who meets the specified criteria pursuant to Section 6(a).

(v) “IPO Date” means the first day that the Common Stock is publicly traded.

(w) “Non-Employee Director” means a Director who is not an Employee.

(x) “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a Nonstatutory Stock Option granted pursuant to the Plan.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(cc) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(dd) “Plan” means this Volterra Semiconductor Corporation 2004 Non-Employee Directors’ Stock Option Plan, as amended.

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ff) “Securities Act” means the Securities Act of 1933, as amended.

(gg) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3.  Administration.

(a) Administration By Board.  The Board shall administer the Plan. The Board may not delegate administration of the Plan to a committee.

(b) Powers Of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine the provisions of each Option to the extent not specified in the Plan.

(ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To amend the Plan or an Option as provided in Section 12.

(iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Effect Of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.  Shares Subject To The Plan.

(a) Share Reserve.  Subject to the provisions of Section 11 relating to adjustments upon changes in the Common Stock, the Common Stock that may be issued pursuant to Options shall not exceed in the aggregate one hundred twenty-five thousand (125,000) shares of Common Stock, plus an annual increase for ten years beginning on December 31, 2004 and ending on (and including) December 31, 2013 equal to the number of shares subject to Options granted during the calendar year ending on such date. Notwithstanding the foregoing, the Board may act, prior to the last day of any fiscal year of the Company, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than the amount described in the prior sentence.

(b) Reversion Of Shares To The Share Reserve.  If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Option shall revert to and again become available for issuance under the Plan.

(c) Source Of Shares.  The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.  Eligibility.

The Options, as set forth in Section 6, automatically shall be granted under the Plan to all Non-Employee Directors who meet the criteria specified in Section 6.

6.  Non-Discretionary Grants.

(a) Initial Grants.  Without any further action of the Board, each person who after May 30, 2007 is elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted an Initial Grant to purchase thirty thousand (30,000) shares of Common Stock on the terms and conditions set forth herein.

(b) Annual Grants.  Without any further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2007, each person who is then a Non-Employee Director automatically shall be granted an Annual Grant to purchase ten thousand (10,000) shares of Common Stock on the terms and conditions set forth herein; provided, however, that if the person has not been serving as a Non-Employee Director for the entire period since the preceding Annual Meeting, then the number of shares subject to such Annual Grant shall be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a Non-Employee Director.

7.  Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as required by the Plan. Each Option shall contain such additional terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate. Each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  For Options granted prior to May 18, 2006, no such Option shall be exercisable after the expiration of ten (10) years from the date it was granted. For Options granted on or after May 18, 2006, no such Option shall be exercisable after the expiration of seven (7) years from the date it was granted.

(b) Exercise Price.  The exercise price of each Option shall be one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted.

(c) Consideration.  The purchase price of stock acquired pursuant to an Option may be paid, to the extent permitted by applicable law, in any combination of (i) cash or check, (ii) delivery to the Company of other Common Stock or (iii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. The purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(d) Transferability.  Except as otherwise provided for in this Section, an Option is transferable only by will or by the laws of descent and distribution and exercisable only by the Optionholder during the life of the Optionholder. However, an Option may be transferred for no consideration upon written consent of the Board if (i) at the time of transfer, a Form S-8 registration statement under the Securities Act is available for the issuance of shares by the Company upon the exercise of such transferred Option or (ii) the transfer is to the Optionholder’s employer at the time of transfer or an affiliate of the Optionholder’s employer at the time of transfer. Any such transfer is subject to such limits as the Board may establish, and subject to the transferee agreeing to remain subject to all the terms and conditions applicable to the Option prior to such transfer. The forgoing right to transfer the Option shall apply to the right to consent to amendments to the Stock Option Agreement for such Option. In addition, until the Optionholder transfers the Option, an Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting.  Options shall vest as follows:

(i) Initial Grants:

(1) Initial Grants made prior to May 18, 2006: 1/4th of the shares shall vest one year after the date of grant and 1/16th of the shares shall vest quarterly thereafter over three (3) years.

(2) Initial Grants made on or after May 18, 2006: 1/3rd of the shares shall vest each year over three successive years.

(ii) Annual Grants:

(1) Annual Grants prior to May 17, 2006: 1/4th of the shares shall vest one year after the date of grant and 1/16th of the shares shall vest thereafter over three (3) years.

(2) Annual Grants made on or after May 17, 2006: All of the shares shall vest on the day prior to the date of the first Annual Meeting following the date on which the grant was made.

(f) Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shared of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

(g) Termination Of Continuous Service.  In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability or upon a Change in Control), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement). If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h) Extension Of Termination Date.  If the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(i) Disability Of Optionholder.  In the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(j) Death Of Optionholder.  In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the three-month period after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(k) Termination Upon Change In Control.  In the event that an Optionholder’s Continuous Service terminates as of, or within twelve (12) months following a Change in Control, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) within such period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the Option Agreement or (ii) the date twelve (12) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement). If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

8.  Securities Law Compliance.

The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

9.  Use Of Proceeds From Stock.

Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

10.  Miscellaneous.

(a) Stockholder Rights.  No Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such Optionholder has satisfied all requirements for exercise of the Option pursuant to its terms

(b) No Service Rights.  Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Optionholder any right to continue to serve the Company as a Non-Employee Director or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(c) Investment Assurances.  The Company may require an Optionholder, as a condition of exercising or acquiring stock under any Option, (i) to give written assurances satisfactory to the Company as to the Optionholder’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring the stock subject to the Option for the Optionholder’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares upon the exercise or acquisition of stock under the Option has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(d) Withholding Obligations.  The Optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionholder by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Optionholder as a result of the exercise or acquisition of stock under the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock.

(e) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

11.  Adjustments Upon Changes In Common Stock.

(a) Capitalization Adjustments.  If any change is made in, or other events occur with respect to, the stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject both to the Plan pursuant to Section 4 and to the nondiscretionary Options specified in Section 6, and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution Or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Corporate Transaction.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Options outstanding under the Plan or may substitute similar stock options for Options outstanding under the Plan (it being understood that similar stock options include, but are not limited to, options to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that any surviving corporation or acquiring corporation (or its parent company) does not assume or continue all such outstanding Options or substitute similar stock options for such outstanding Options, then with respect to Options that have been not assumed, continued or substituted and are held by Optionholders whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Options (and, if applicable, the time at which such Options may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and the Options shall terminate if not exercised (if applicable) at or prior to such effective time. With respect to any other Options outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Options (and, if applicable, the time at which such Options may be exercised) shall not be accelerated unless otherwise provided in Section 11(d) or in a written agreement between the Company or any Affiliate and the holder of such Options, and such Options shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

(d) Change In Control.  If a Change in Control occurs and an Optionholder’s Continuous Service with the Company has not terminated immediately prior to the effective time of the Change in Control, then, immediately prior to the effective time of such Change in Control (and contingent upon the effectiveness of the Change in Control), the vesting and exercisability of an Optionholder’s Options shall be accelerated in full. In the event that an Optionholder is required to resign his or her position as a Non-Employee Director as a condition of a Change in Control, the outstanding Options of such Optionholder shall become fully vested and exercisable immediately prior to the effectiveness of such resignation (and contingent upon the effectiveness of the Change in Control).

(e) Parachute Payments.  If the acceleration of the vesting and exercisability of Options provided for in Section 11(c), together with payments and other benefits of an Optionholder, (collectively, the “Payment”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 11(e) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Payment shall be either (1) provided to such Optionholder in full, or (2) provided to such Optionholder as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Optionholder, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

Unless the Company and such Optionholder otherwise agree in writing, any determination required under this Section 11(e) shall be made in writing in good faith by the Accountant. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless the Optionholder elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof): reduction of cash payments; cancellation of accelerated vesting of Options; reduction of employee benefits. If acceleration of vesting of Options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of Options (i.e., earliest granted Option cancelled last) unless the Optionholder elects in writing a different order for cancellation.

For purposes of making the calculations required by this Section 11(e), the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Optionholder shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make such a determination. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section 11(e). If, notwithstanding any reduction described above, the Internal Revenue Service (the “IRS”) determines that the Optionholder is liable for the Excise Tax as a result of the Payment, then the Optionholder shall be obligated to pay back to the Company, within thirty (30) days after a final

IRS determination or, in the event that the Optionholder challenges the final IRS determination, a final judicial determination, a portion of the Payment equal to the “Repayment Amount.” The Repayment Amount with respect to the Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Optionholder’s net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in the Optionholder’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Optionholder shall pay the Excise Tax.

Notwithstanding any other provision of this Section 11(e), if (i) there is a reduction in the Payment as described above, (ii) the IRS later determines that the Optionholder is liable for the Excise Tax, the payment of which would result in the maximization of the Optionholder’s net after-tax proceeds of the Payment (calculated as if the Payment had not previously been reduced), and (iii) the Optionholder pays the Excise Tax, then the Company shall pay or otherwise provide to the Optionholder that portion of the Payment that was reduced pursuant to this Section 11(e) contemporaneously or as soon as administratively possible after the Optionholder pays the Excise Tax so that the Optionholder’s net after-tax proceeds with respect to the Payment are maximized.

If the Optionholder either (i) brings any action to enforce rights pursuant to this Section 11(e), or (ii) defends any legal challenge to his or her rights under this Section 11(e), the Optionholder shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that if such action is commenced by the Optionholder, the court finds that the action was brought in good faith.

12.  Amendment Of The Plan And Options.

(a) Amendment Of Plan.  The Board, at any time and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of applicable laws.

(b) Stockholder Approval.  The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval.

(c) No Impairment Of Rights.  Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

(d) Amendment Of Options.  The Board, at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

13. Termination Or Suspension Of The Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment Of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Optionholder.

14.  Effective Date Of Plan.

The Plan shall become effective on the IPO Date, but no Option shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.  Choice Of Law.

The law of the state of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY VOLTERRA SEMICONDUCTOR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2007
The undersigned hereby appoints Jeffrey Staszak and Greg Hildebrand, and each of them, each with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of Volterra Semiconductor Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Fremont Marriott, 46100 Landing Parkway, Fremont, California, on Wednesday, May 30, 2007, at 9:00 a.m., and at any and all adjournments thereof, as follows:

Please be sure to sign and date this Proxy in the box below		Date

Stockholder sign above	__	Co-holder (if any) sign above

The Board of Directors recommends a vote “FOR” each of the listed proposals.

For all nominees
		listed below	Withhold
		(except as	Authority to vote
		marked to the	for all nominees
		contrary below)	listed below
Proposal 1:	To elect three directors to hold office until the 2010 Annual Meeting of Stockholders.
Nominees:	Alan King, Jeffrey Staszak, Edward Winn
To withhold authority to vote for any nominee write such nominee’s name below:

	For	Against	Abstain

Proposal 2: To approve an amendment to the 2004 Non-Employee Directors’ Stock Option Plan.

	For	Against	Abstain

Proposal 3: To ratify the selection of the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of Volterra Semiconductor Corporation for its fiscal year ending December 31, 2007.

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
This Proxy may be revoked at any time prior to the voting thereof. The undersigned acknowledge receipt from Volterra Semiconductor Corporation, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

+	+

é	Detach above card, sign, date and mail in postage paid envelope provided. VOLTERRA SEMICONDUCTOR CORPORATION	é

     Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE ACT PROMPTLY
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